UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): December 31, 2007

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2007, pursuant to and in accordance with the recommendation of the Compensation Committee, the Board of Directors (the “Board”) of Comstock Homebuilding Companies, Inc. (the “Company”) approved the full acceleration of the vesting of an aggregate of 843,756 shares of the Company’s Class A Common Stock (the “Restricted Stock”) subject to unvested restricted stock grants previously awarded under the Company’s 2004 Long-Term Incentive Compensation Plan to its employees and other eligible participants, including the following executive officers: Christopher Clemente, Gregory Benson, Bruce Labovitz and Jeffrey Dauer. The Board took the action with the belief that it is in the best interests of stockholders as it will reduce the Company’s reported compensation expense in future periods.

In connection with the acceleration of the vesting of the Restricted Stock and the income tax reimbursements described below, on December 31, 2007, the Company entered into a Lockup Agreement with each of Bruce Labovitz and Jubal Thompson (collectively the “Lockup Agreements”) as set forth below.

Pursuant to the terms of the Lockup Agreements, the Company has agreed to accelerate the vesting of 340,904 shares of Restricted Stock previously granted to Mr. Labovitz and 44,567 shares of Restricted Stock previously granted to Mr. Thompson. In addition, the Company has agreed both to reimburse Messrs. Labovitz and Thompson for the payment of income taxes due as a result of the acceleration and removal of the time-based vesting restrictions and to reimburse Messrs. Labovitz and Thompson for tax liabilities relating to previously vested restricted stock grants.

Pursuant to the Lockup Agreements, each of Messrs. Labovitz and Thompson is prohibited from offering, selling, transferring, contracting to sell, or otherwise disposing of, directly or indirectly, any of the Restricted Stock received by each of them, without prior written consent of the Company, except as set forth in their respective Lockup Agreement. Each of Messrs. Labovitz and Thompson shall be entitled to sell a portion of their Restricted Stock after December 31, 2009 and the remainder after December 31, 2010, subject to applicable law, regulation or stock exchange rule.

The acceleration will generate a compensation expense of approximately $4.1 million in the quarter ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2008

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Jubal R. Thompson
General Counsel and Secretary